Voyager Group Inc.,

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                     Voyager Associates Stock Purchase Plan
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     The Voyager  Group,  Inc.,  Associates  Stock  Purchase  Plan (the  "Plan")
described herein offers eligible Associates of Voyager Group, Inc., ("VOY" or the "Company") an opportunity to acquire an ownership interest in the Company. Shares of ($0.001)par value Common Stock (the "Common Stock") of the Company will be available for purchase by participating Associates ("Participants") through the Plan on the terms described herein.

     Such shares may be previously issued and outstanding shares of Common Stock purchased in the open market. Shares acquired by the Participants under the Plan, either in the open market is as hereinafter described are collectively referred to herein as the "Shares."

     Voyager Shares may not be offered and may not be sold hereunder by the registrant. The Company will not receive the proceeds from the sale of the Shares. The Shares may be purchased initially only by the Plan pursuant to the terms and conditions governing such Plan.

     The Common Stock of the Company is traded on the National Association of Securities Dealers Automated Quotation system "Nasdaq Electronic Bulletin Board Market System under the symbol "VGNV." The Shares will be offered for resale and purchased by the Plan at prices approximating the market price as reported by Nasdaq Electronic Bulletin Board at the time of sale. Open market purchases of the Shares will also be at prices determined by the market at the time of purchase.

     See "Description of Plan" and "Plan of Distribution," below. On June 28, 2001, the Company's Common Stock was quoted by NASDAQ Electronic Bulletin Board.

     The Company will pay all commissions on resale of the Shares and will bear its individual selling expenses. Plan Participants will pay no commissions or fees on the purchase of the Shares under the Plan.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."


     The price at which Shares will be acquired by the Plan will vary based on the market for such Shares. For purposes of this table, the average of the high and low market price of the Company's common stock on June 28 2001 has been used.

     Commissions or other costs of sale or purchase of its Shares to the Plan will be the sole responsibility of the registrant and may vary. The Company will pay all commissions and fees of the Broker-Dealer, as hereafter defined, relating to purchase of Shares in the open market for the Plan.

     None of the proceeds from the purchase of the Shares by the open market purchase will be received by or are payable to the Company.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     DESCRIPTION OF THE "Voyager" Inc. Associates Stock Purchase Plan

     The following is a description of the Plan offered to selected Associates of Voyager.

     The Plan was approved by the Company's Board of Directors on May 29, 2001.

Purpose and Advantages of the Plan.

     The Plan provides participating Associates of VGNV (each, a "Participant") an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock. The purpose of the Plan is to provide an additional incentive to Participants by enabling them to acquire stock ownership in the Company, to attract and retain persons of ability as independent Associates of Voyager and to entice such persons to exert there best efforts on behalf of the Company. The Plan offers Participants an affordable way to invest, through regularly placing small amounts into the Plan and saving on commissions and fees normally associated with such purchases.

     In addition to the savings on commissions, regularly contributing to the Plan, even in small increments, permits a Participant to benefit from dollar cost averaging, minimizing the adverse effects of volatile changes in the price of the Company's Common Stock. As a fixed amount of money is regularly invested over a long period, purchases are made at varying prices as the market price for the Common Stock fluctuates. Over time, the average cost paid per share is usually less than if a uniform number of shares of stock were purchased each period.

     There can be no assurance against the loss of a Participant's investment in whole or in part, due to declining market conditions or otherwise. There is no assurance that a Participant's investment in the Plan will result in any profit.

Participation

     Participation in the Plan is voluntary. The Company does not make any recommendation concerning participation in the Plan. Participation is not required as a requisite for becoming or continuing as an Associate of the Company and its products. Any Associates of "VOY" in good standing may participate in the Plan, provided the Associate is regularly purchasing products, completes and submits the official enrollment materials and satisfies certain performance criteria established by the Company as provided in the enrollment materials.

Enrollment in the Plan

     An Associate who is eligible to participate in the Plan may enroll in the Plan by completing and delivering enrollment forms to the Company. Enrollment forms may be obtained at any time upon written request to the Company. Participation in the Plan by eligible Associates will be effective as of the first day of the calendar month, which immediately follows the Company's receipt of such eligible Associate's properly prepared and executed enrollment forms and shall continue until terminated in accordance with the provisions of the Plan.

     Upon enrollment in the Plan, a separate brokerage account ("Account") is established in the name of the Participant with Dain Rauscher "Dain" (or the "Broker-Dealer"). The relationship between the Participant and Dain Rauscher is governed by a written agreement ("Account Agreement") which contains the terms and conditions governing transactions made in or for the Participant's Account under the Plan or otherwise. Except as provided by the Plan, the relationship between the Participants and Dain will be substantially identical to the typical broker/dealer-client relationship. The Company's activities in connection with the Plan will be strictly limited as described herein.

Contributions to the Plan; Accounts

     Sole  Participants  will  contribute  to the  Plan.  The  Company  will not contribute to the Plan. Each Participant whose gross monthly commission (the "Commission Amount") is ---- or more may voluntarily elect to have contributions to the Plan deducted automatically from his or her Commission check. Participants may also contribute to their Accounts directly. All contributions to the Plan will be subject to the following:

     (A) Each Participant may, in its sole discretion, make direct contributions to the Participant's Account for the purchase of Shares, subject to the terms of the Plan and the Account Agreement. Purchases of Shares for the Broker-Dealer as instructed will make the Account of the Participant by the Participant, but consistent with the terms and limitations of the Plan.

     (B) A Participant whose monthly gross Commission Amount is $XX or more may elect to have an amount not less than $20 (U.S. twenty dollars) and not in excess of twenty five percent (25%) of the Commission Amount, up to a maximum of $XX (U.S. five hundred dollars), withheld by the Company by deduction from the Commission checks and contributed to the Participants' Account, in lieu of receiving such amounts of compensation. Delivering makes this election to the Company properly completed and executed forms at the time of enrollment. A Participant may increase or decrease the amount deducted from the Commission checks from time to time (within the limitations indicated above) by giving written notice to the Company.

Purchase of Shares

     Dain will make purchases of Shares on behalf of each Participant's Account within thirty (30) days of receipt of the funds, or on the next succeeding business day if such day is not a business day ("Stock Purchase Date"). (Note - all dollar amounts are in U.S. dollars).

     On each Stock Purchase Date, Dain shall apply funds then accumulated in a Participant's Account, together with all other funds of Participants to the purchase on behalf of each Participant's Account of the maximum number of Shares that can be purchased with the accumulated funds.

     The Shares purchased pursuant to the Plan may be purchased on the open market as Dains discretion shall determine. Any funds remaining in a Participant's Account after the purchase of such maximum number of Shares on any Stock Purchase Date will be retained in the Participant's Account and treated as a part of the accumulation for the next succeeding calendar month.

     Regarding the timing of all purchases, the price to be paid for Shares purchased pursuant to the Plan and the source of such Shares, i.e., open market purchases by Dain. Neither the Company nor the Participants nor the Registrant will have any control or influence on such purchases. In the case of Shares purchased from the registrant, the purchase price will be at market rates as reported by the Nasdaq National Stock Market on the date of purchase.

Costs and Expenses

     Participants in the Plan will not be obligated to pay any brokerage commissions or service charges with respect to the purchase of Shares under the Plan. The Company will pay such expenses and will pay expenses in connection with sales of its Shares under the Plan. Participants are solely responsible for payment of any commissions, fees, administrative costs, taxes or other expenses with respect to the sale, transfer or other disposition of Shares from the Participants' Accounts.

Voting of Shares; Dividends

     Each Participant is entitled to direct the exercise of any voting rights attributable to Shares held in the Participant's Account under the Plan. Each Participant will be sent proxy materials with respect to each meeting of the Company's shareholders. If a Participant does not direct the exercise of such voting rights with respect to any particular occasion for the exercise thereof, such voting rights will not be exercised with respect to such occasion.

     Each Participant is entitled to receive dividends, if declared, and to all other rights as a shareholder's of the Company with respect to Shares held in the Participant's Account under the Plan.

Administration

     The Executive Committee of the Board of Directors will administer the Plan. The Directors ("Committee") of the Company, comprising Mr. Marvin Higbee, Mr. Richard Higbee and Ms. Meitzu Chen. The Committee has appointed Dain as the Broker-Dealer to service the Plan. Dain's duties will include establishing and maintaining separate Accounts for Participants, purchasing shares on behalf of Participants' Accounts and maintaining records of each Participant's Account. The Committee will direct Dain with regard to its duties under the Plan by means of a written Servicing Agreement. Participants will receive quarterly statements of the activity and market value of their Accounts from Dain.

Delivery of Shares; Sales by Participants

     Shares are held in each Account in the name of Dain or its nominee, unless a Participant otherwise directs. A Participant may at any time have a stock certificate delivered to the Participant by notifying Dain in writing and upon payment of any certificate fee or other nominal charges associated with the issuance of such certificate. Dain will also hold "VOY" stock certificates in safe keeping for Participants, and will charge the company a fee for such service.

     A Participant may direct Dain to sell Shares in the Participant's Account at any time. Participants are solely responsible for the payment of any taxes, commissions, administrative expense, transaction or other fees incurred in connection with or relating to such sales.

Recapitalization

     If at any time while the Plan is in effect, there shall be any increase or Alternatively any decrease in the number of issued and outstanding shares of Common Stock of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of shares of Common Stock, then and in such event appropriate adjustments will be made in the maximum number of shares of Common Stock that may be purchased under the Plan, so that the same percentage of the Company's issued and outstanding shares of Common Stock will continue to be available for purchase under the Plan.

Withdrawals and Termination

     A Participant may withdraw from the Plan at any time by delivering to the Company properly prepared and executed Termination Forms. Termination Forms may be obtained at any time upon written request to the Company. A Participant's participation in the Plan will immediately terminate if and when (i) the Participant ceases to be eligible to participate in the Plan or (ii) the Participant has not contributed to the Plan for a continuous period of three months.

     Upon withdrawal or termination of participation (other than by reason of the Participant's death), any funds contributed by the Participant that remain in the Participant's Account will be paid to the Participant in accordance with such administrative rules and procedures as are established by the Committee, without payment of interest thereon, and any Shares held in the Participant's Account will be delivered to the Participant. Upon the death of a Participant, any funds that remain in the Participant's Account and any Shares held in the Participant's Account will be distributed to the Participant's designated beneficiary. A Participant who withdraws or whose participation is terminated, may elect to convert the Account to an ordinary brokerage account with Dain following termination or withdrawal. Conversion is subject to approval by Dain and compliance with its policies and procedures governing such accounts.

     A Participant whose participation in the Plan is terminated may, any time after six (6) months following such termination, elect to again participate in the Plan as long as the Participant continues to be eligible.

Non-Transferability

     No Participant may transfer, sell, assign or otherwise dispose of any rights to participate in the Plan or any rights under the Plan, including such Participant's interest in any Account, to any other person. Any attempt by a Participant to assign, alienate, create a security interest in or otherwise encumber any of such Participant's interest under the Plan will be void.

Term, Modification and Termination of Plan

     The Plan will become effective on June 30, 2001 and will continue in effect until June 30, 2020, unless terminated earlier by the Company. The Committee may at any time and from time to time amend, modify, suspend or terminate the Plan. No Shares may be purchased pursuant to the Plan subsequent to its termination.


                                PLAN of PURCHASE

     Dain will determine the time and all other terms for the purchase of the Shares through the Plan.